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                                                               Exhibit (a)(1)(J)

                         NOTICE TO ELIGIBLE EMPLOYEES OF
                      A SUPPLEMENT TO THE OFFER TO EXCHANGE

February 13, 2004

To Eligible Employees:

FOR LEGAL NOTIFICATION PURPOSES -- SUPPLEMENT TO THE OFFER TO EXCHANGE

In response to comments from the U.S. Securities and Exchange Commission (the "SEC"), we have amended and supplemented the following documents in connection with the Stock Option Exchange Program:

     - Offer to Exchange (the "Offer") -- The Supplement to the Offer (the "Supplement") is included with this notice. The Supplement does not alter any of the financial terms of the Offer.

     - Stock Option Exchange Election Form (the "Election Form") -- The sentence, "I have read and understood the Offer to Exchange, including the Transmittal Letter, the Summary of Terms and this Election Form" has been deleted. The revised Election Form is available upon request from Kathy Cole.

Except as indicated in the Supplement and the revised Election Form, all other terms of the Offer remain unchanged.

ELECTION FORMS ALREADY SUBMITTED WILL BE HONORED IN THE REVISED FORM AND DO NOT NEED TO BE RESUBMITTED.

As a reminder, the deadline to submit or make changes to your Election Form is 11:59 p.m. Pacific Time on February 24, 2004.

For additional information about the Supplement, the revised Election Form or the Offer in general, contact Kathy Cole via email at Kathy.cole@emulex.com or at (714) 885-3685.